UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         March 8, 2017

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-35740	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2017, the Executive Compensation Committee (the “Committee”) of the Board of Directors of USA Truck, Inc. (the “Company”) took certain actions with respect to executive compensation under the Company's 2014 Omnibus Incentive Plan.

The Committee approved a management cash bonus plan (the “2017 Management Bonus Plan”) that rewards participants, including James D. Reed, our President and Chief Executive Officer, James A. Craig, our Executive Vice President, Chief Commercial Officer, and President – USAT Logistics, Martin Tewari, our President – Trucking, and Joseph M. Kaiser, our Vice President, Chief Accounting Officer, and Principal Financial Officer, with cash bonuses based upon the attainment of certain performance objectives for the year ending December 31, 2017. Under the 2017 Management Bonus Plan, Mr. Reed may receive a target cash payout of 80% of base salary, with the opportunity to earn up to 150% of his target cash payout, depending upon the Company achieving certain EBITDAR and free cash flow performance objectives set and determined by the Committee (together, the “2017 Company Goals”). Messrs. Craig and Tewari may receive a target cash payout of 60% of their respective base salaries, with the opportunity to earn up to 150% of their respective target cash payouts, under the 2017 Management Bonus Plan, based upon the attainment of the 2017 Company Goals. Mr. Kaiser may receive a target cash payout of 30% of his salary received in 2017 (including additional salary for his service as Principal Financial Officer), with the opportunity to earn up to 150% of his target cash payout, based upon the attainment of the 2017 Company Goals, weighted at 80%, and attainment of certain individual goals, weighted at 20%. The Committee determined that increasing the weighting of the Company goals to 100% in 2017 from 70% in 2016 for Messrs. Craig and Tewari, and to 80% in 2017 from 70% in 2016 for Mr. Kaiser, further incentivizes alignment with consolidated performance.

The Committee also approved the short-term incentive plan for 2017 (the "2017 STIP") under which Messrs. Reed, Craig, Tewari, and Kaiser received certain equity awards in the form of restricted stock. Each of Messrs. Reed, Craig, Tewari, and Kaiser is eligible to earn shares of restricted stock equal to up to 24% of their respective base salaries based upon the attainment of certain performance objectives for 2017 (the "2017 STIP Performance Period") to emphasize consolidated performance, and is eligible to earn restricted stock equal to 6% of their respective base salaries based upon continued employment through the Committee’s review of results for the 2017 STIP Performance Period to incentivize retention. All earned shares are subject to additional time-based vesting in four equal annual installments through 2021. The performance-based component of the 2017 STIP is based upon the Company achieving certain levels of leverage ratio, EBITDAR and adjusted operating ratio (collectively, the “2017 STIP Goals”) for the 2017 STIP Performance Period.

Under the 2017 STIP, the Committee approved grants at target, equal to 18% of their respective base salaries, to Messrs. Reed, Craig, Tewari, and Kaiser of 7,920 shares, 6,930 shares, 5,940 shares, and 6,267 shares, respectively, subject to vesting restrictions under the 2017 STIP. The restricted stock received under the 2017 STIP will be earned at the conclusion of the 2017 STIP Performance Period, with 33% of the restricted stock granted, representing 6% of base salary on the grant date, earned based upon continued employment through the Committee’s review of results for the 2017 STIP Performance Period, and with the opportunity to earn 100% of the restricted stock granted, representing 12% of base salary on the grant date, based upon achievement of at least one of the 2017 STIP Goals. In addition, Messrs. Reed, Craig, Tewari, and Kaiser have the opportunity to earn an additional 12% of base salary on the grant date, which would be issued as additional restricted shares on the date on which the Committee certifies 2017 STIP results, based upon achievement of two or more of the 2017 STIP Goals. All restricted shares earned at the end of the 2017 STIP Performance Period are subject to additional time-based vesting in four equal annual installments through 2021, as well as continued employment and certain other forfeiture and acceleration provisions. The Committee determined that decreasing the maximum amount of the grant to 30% of base salary in 2017 from 40% in 2016, and decreasing the portion of the grant earned based upon continued employment to 6% of base salary in 2017 from 20% of base salary in 2016, and thereby increasing the portion of the grant earned based upon achievement of the 2017 STIP Goals, further emphasizes improved consolidated performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	March 14, 2017	/s/ James D. Reed
James D. Reed
Chief Executive Officer and President